Exhibit 4.1

Description of the Registrant’s Securities
Registered Pursuant to Section 12 of the
Securities Exchange Act of 1934

The following description summarizes of certain provisions of the common stock of Vishay Intertechnology, Inc. This description does not purport to be complete and is qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as amended, each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part. We encourage you to read our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws, as amended and the applicable provisions of Delaware law for additional information. Unless the context requires otherwise, all references to “we,” “us,” “our” and “Vishay” in this section refer solely to Vishay Intertechnology, Inc. and not to its subsidiaries.

The aggregate number of shares of capital stock which Vishay has authority to issue is 341,000,000 shares: 1,000,000 shares of preferred stock, par value $1.00 per share, 300,000,000 shares of common stock, par value $0.10 per share, and 40,000,000 shares of Class B common stock, par value $0.10 per share.

Common stock

After any required payment on shares of preferred stock, holders of common stock and Class B common stock are entitled to receive, and share ratably on a per share basis in, all dividends and other distributions declared by the board of directors of Vishay. In the event of a stock dividend or stock split, holders of common stock will receive shares of common stock and holders of Class B common stock will receive shares of Class B common stock. Neither the common stock nor the Class B common stock may be split, divided or combined unless the other is split, divided or combined equally.

The holders of common stock are entitled to one vote for each share held. Holders of Class B common stock are entitled to 10 votes for each share held. The common stock and the Class B common stock vote together as one class on all matters subject to stockholder approval, except as set forth in the following sentence. The approval of the holders of common stock and of Class B common stock, each voting separately as a class, is required to authorize issuances of additional shares of Class B common stock other than in connection with stock splits and stock dividends.

Shares of Class B common stock are convertible into shares of our common stock on a one-for-one basis at any time at the option of the holder thereof. The Class B common stock is not transferable except to the holder’s spouse, certain of such holder’s relatives, certain trusts established for the benefit of the holder, the holder’s spouse or relatives, corporations and partnerships beneficially owned and controlled by such holder, such holder’s spouse or relatives, charitable organizations and such holder’s estate. Upon any transfer made in violation of those restrictions, shares of Class B common stock will be automatically converted into shares of our common stock on a one-for-one basis.

Neither the holders of common stock nor the holders of Class B common stock have any preemptive rights to subscribe for additional shares of capital stock of Vishay.

Our common stock is listed on The New York Stock Exchange. There is no public market for shares of our Class B common stock.

Preferred stock

Our board of directors is authorized, without further stockholder approval, to issue from time to time up to an aggregate of 1,000,000 shares of preferred stock in one or more series. The board of directors may fix or alter the designation, preferences, rights and any qualification, limitations, or restrictions of the shares of any series, including the dividend rights, dividend rates, conversion rights, voting rights, redemption terms and prices, liquidation preferences and the number of shares constituting any series. No shares of our preferred stock are currently outstanding.

Other matters

We have a staggered board of directors, divided into three classes, with one class of directors being elected each year. As a consequence, directors may not be removed other than for cause.

We are subject to Section 203 of the Delaware General Corporation Law which prohibits us from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns or within three years did own, 15% or more of our voting stock.

We furnish to our stockholders annual reports containing consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles and audited and reported on, with an opinion expressed, by an independent registered public accounting firm.

Computershare Trust Company, N.A. is the transfer agent and registrar of our common stock and Class B common stock.